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                                                                     EXHIBIT 2


                             ADDENDUM NO. 1 TO
                           STOCK OPTION AGREEMENT
          (Jetborne International, Inc./Horsham Enterprises, Ltd.)

     THIS ADDENDUM NO. 1 TO STOCK OPTION AGREEMENT (this "Addendum") is made and entered into as of this _____ day of May, 1998 by and between JETBORNE INTERNATIONAL, INC., a Delaware corporation (the "Company"), and HORSHAM ENTERPRISES, LTD., a British Virgin Islands corporation (the "Purchaser"), with reference to the following facts and circumstances:

     A. Reference is made to that certain Stock Option Agreement dated as of March __, 1998 between the Company and the Purchaser (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings provided therefor in the Agreement.

     B. Pursuant to the Agreement, the Company granted to the Purchaser an Option to acquire Shares of the Company's common stock, which Shares, once issued to the Purchaser, would constitute thirty (30%) of the issued and outstanding capital stock of the Company on a fully-diluted basis. The Agreement does not, however, specify the number of Shares covered by the Option.

     C. In order more fully to effectuate and confirm the grant of the Option by the Company to the Purchaser, the Company and the Purchaser wish to enter into this Addendum to specify the number of Shares covered by the Option and to enter into certain other agreements concerning the Option and the Shares.

     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

     1. OPTION SHARES. The Company and the Purchaser acknowledge and agree that the Option covers 1,121,569 Shares.

     2. NUMBER OF OUTSTANDING SHARES AND WARRANTS. The Company hereby represents and warrants to the Purchaser that: (a) as of the date hereof, there are 2,331,819 shares of its capital stock issued and outstanding; (b) it has issued warrants to Mr. Eles Dobronsky to purchase 285,174 shares of the Company's common stock (the "Dobronsky Warrants"); and (c) as of the date hereof, the Dobronsky Warrants are the only options or warrants relating to the Company's capital stock that are issued and outstanding. The Company further represents and warrants to the Purchaser that the Shares referred to in Section 1 above, if issued to the Purchaser upon exercise of the Option, shall following issuance constitute thirty percent (30%) of: (a) the issued and outstanding capital stock of the Company on a fully-diluted basis; and (b) the shares covered by the Dobronsky Warrants. In the event for any reason the Shares referred to in
Section 1 above do not, following issuance thereof upon exercise of the Option, constitute at least thirty percent (30%) of the issued and outstanding capital stock of the Company and the shares covered by the Dobronsky Warrants on a fully-diluted basis (upon and following issuance of such Shares), the number of Shares referred to in Section 1 shall be adjusted upward by the amount

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necessary to make the Shares covered by the Option constitute thirty percent
(30%) of the issued and outstanding capital stock of the Company on a fully-diluted basis (upon and following issuance of such Shares). In addition, it is agreed and understood that if, between the date hereof and the date on which the Option is exercised the number of shares of the Company's capital stock that are issued and outstanding is reduced by virtue of the cancellation or transfer to the Company all or any of the shares presently owned by Allen Blattner (as confirmed by a non-appealable final court order or settlement agreement reasonably satisfactory to the Purchaser), the number of Shares referred to in
Section 1 shall be adjusted downward by the amount equal to thirty percent (30%) of the number of such shares so cancelled or transferred to the Company.

        3.  MISCELLANEOUS.

        (a)  Entire Agreement; Successors and Assigns.  The Agreement,
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together with this Addendum, constitutes the entire agreement between the parties relative to the subject matter hereof. The terms and conditions of this Addendum shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

        (b)  Construction.  This Addendum shall be governed by and construed
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in accordance with the laws of the State of Delaware.

        (c)  Counterparts.  This Addendum may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (d)  Full Force and Effect.  Except as specifically amended hereby,
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the Agreement remains unchanged and in full force and effect.

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        IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.


                                        COMPANY:
                                        -------

                                        JETBORNE INTERNATIONAL, INC.



                                        By:
                                           ------------------------------
                                           Name:
                                           Title:


                                           ------------------------------
                                           ------------------------------
                                           (Address)
                                           Fax No.:
                                                   ----------------------


                                        PURCHASER:
                                        ---------

                                        HORSHAM ENTERPRISES, LTD.



                                        By:
                                           ------------------------------
                                           Name:
                                           Title:


                                           ------------------------------
                                           ------------------------------
                                           (Address)
                                           Fax No.:
                                                   ----------------------

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